Exhibit 23.7

CONSENT OF Andrew West

The undersigned hereby consents to the inclusion in or incorporation by reference in this registration statement on Form S-3 (the “Registration Statement”) of Trilogy Metals Inc. (“Trilogy”), which is being filed with the United States Securities and Exchange Commission, to any amendments or post-effective amendments to the Registration Statement and to any prospectuses or prospectus supplements thereto, of references to the undersigned’s name and to the use of the scientific and technical information, including any reserve and resource estimates, included in (i) Trilogy’s Management’s Discussion and Analysis for the quarter ended May 31, 2017 and (ii) Trilogy’s Management’s Discussion and Analysis for the quarter ended August 31, 2017.

DATED: November 17, 2017

/s/ Andrew West
Name: Andrew West